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                                              EXHIBIT 99

NEWS RELEASE                                 2 MANHATTANVILLE ROAD
                                             PURCHASE, NY 057XXXXX


               Media Contacts:              Analyst Contacts:
               ---------------              -----------------
               Jack Cox                     Carol Tutundgy
               (914) 397-1952               (914) 397-1632
                                            Mary Winn Settino
                                            (914) 397-1623


                        SAMIR G. GIBARA ELECTED TO
                 INTERNATIONAL PAPER BOARD OF DIRECTORS

MARCH 9, 1999

PURCHASE, N.Y. --John T. Dillon, chairman and chief executive officer of International Paper, announced the election of Samir G. Gibara to the company's Board of Directors.

      Mr. Gibara is chairman of the board of The Goodyear Tire & Rubber Company, a position he has held since July 1, 1996. He was named president and chief executive officer on January 1, 1996, and has been a member of the board since April, 1995. Prior to his election, Gibara had been president and chief operating officer since 1995, and previously had been executive vice president with responsibility for Goodyear's North American tire operations since May, 1994. Mr. Gibara first became a corporate officer of Goodyear in October, 1992, when he was elected vice president of strategic planning and business development, and given additional responsibility as acting vice president of finance.

      Mr. Gibara was born in Cairo, Egypt, April 23, 1939, where he received his early education. He earned a bachelor's degree in business administration from Cairo University in 1960. Four years later he received a master's degree in international business and finance from Harvard University.

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Samir G. Gibara, Page 2.

      Since moving to the U.S., Mr. Gibara has served on the executive committee of the Rubber Manufacturers Association and on the board of trustees of Summa Health Systems, a major health care provider in the Akron, Ohio area. He is a member of the Joint Automotive Supplier Governmental Action Council, the Business Roundtable and the Business Council.

      International Paper (www.internationalpaper.com) is a worldwide producer of printing paper, packaging and forest products. The company also operates specialty businesses in global markets as well as a broadly based distribution network. Headquartered in the United States at Purchase, N.Y., the company has operations in 31 countries, employs more than 80,000 people and exports its products to more than 130 nations.

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